UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2007

Technical Olympic USA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 30, 2007, Technical Olympic USA, Inc. (the "Company"), certain subsidiaries of the Company (the "Subsidiaries"), the lenders party thereto (the "Lenders"), and Citigroup North America, Inc. as agent for the Lenders (the "Administrative Agent"), entered into an Amended and Restated Credit Agreement, dated as of January 30, 2007 (the "Amended Credit Agreement") which amended and restated in its entirety the Credit Agreement among the Company, the Lenders and the Administrative Agent dated as of March 9, 2006, as amended on October 23, 2006 and December 20, 2006 (the "Existing Credit Agreement"). Among other things, the Amended and Restated Credit Agreement extended the dates by which the Company and its Subsidiaries are to deliver mortgages on certain assets of the Company and such assets are included in the Borrowing Base, as such term is defined in the Amended Credit Agreement. In addition, certain subsidiaries of the Company which had previously been guarantors of the Company’s obligations under the Existing Credit Agreement are now co-borrowers under the Amended Credit Agreement with the Company (and continue to guarantee the obligations of the Company). The Amended Credit Agreement is otherwise substantially similar to the Existing Credit Agreement in that it continues to permit us to borrow up to the lesser of (i) $800.0 million or (ii) our borrowing base (calculated in accordance with the revolving credit facility agreement) minus our outstanding senior debt. The facility has a letter of credit subfacility of $400.0 million. In addition, we continue to have the right to increase the size of the facility to provide up to an additional $150.0 million of revolving loans, provided we give 10 business days’ notice of our intention to increase the size of the facility, there are lenders (existing or new) who are willing to commit to such an increase and we meet the following conditions: (i) at the time of and after giving effect to the increase, we are in pro forma compliance with our financial covenants; (ii) no default or event of default has occurred and is continuing or would result from the increase; and (iii) the conditions precedent to a borrowing are satisfied as of such date. The revolving credit facility expires on March 9, 2010, at which time we will be required to repay all outstanding principal. Loans outstanding under the facility may be base rate loans or Eurodollar loans, at our election. Base rate loans accrue interest at a rate per annum equal to (i) an applicable margin plus (ii) the higher of (A) Citicorp’s base rate or (B) 0.5% plus the Federal Funds Rate. Eurodollar loans accrue interest at a rate per annum equal to (i) an applicable margin plus (ii) the reserve-adjusted Eurodollar base rate for the interest period. Applicable margins will be adjusted based on the ratio of our liabilities (net of our unrestricted cash in excess of $10 million) to our adjusted tangible net worth or our senior debt rating. The Amended Credit Agreement continues to require us to maintain specified financial ratios regarding leverage, interest coverage, adjusted tangible net worth and certain operational measurements and continues to contain certain restrictions on, among other things, our ability to pay or make dividends or other distributions, create or permit certain liens, make investments in joint ventures, enter into transactions with affiliates and merge or consolidate with other entities. Our obligations under the Amended Credit Agreement continues to be guaranteed by our material domestic subsidiaries, other than our mortgage and title subsidiaries (unrestricted subsidiaries).

The Security Agreement dated as of October 23, 2006 was also amended by Amendment No. 1 to Security Agreement to modify the assets subject to the security interests in favor of the Lenders. The Company has also agreed to enter into an Equity Pledge Agreement, no later than February 6, 2007, pledging to the Administrative Agent, the equity interests of its direct subsidiaries.

The foregoing descriptions of the Amended and Restated Credit Agreement and Amendment No. 1 to Security Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such Amended and Restated Credit Agreement and Amendment No. 1 to Security Agreement, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference thereto.

Item 9.01 Financial Statements and Exhibits.

10.1 – Amended and Restated Credit Agreement dated as of January 30, 2007 among the Company, the Subsidiaries, the Lenders and the Administrative Agent.

10.2 — Security Agreement dated October 23, 2006 among the Company, its Subsidiaries partners thereto and the Administrative Agent.

10.3 – Amendment No. 1 to Security Agreement dated as of January 30, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technical Olympic USA, Inc.

February 1, 2007	By:	/s/ Stephen M. Wagman

Name: Stephen M. Wagman
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement dated as of January 30, 2007 among the Company, the Subsidiaries, the Lenders and the Administrative Agent.
10.2	Security Agreement dated October 23, 2006 among the Company, its Subsidiaries partners thereto and the Administrative Agent.
10.3	Amendment No. 1 to Security Agreement dated as of January 30, 2007.